                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                        Omega Healthcare Investors, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
    ------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    681936100
             ------------------------------------------------------
                                 (CUSIP Number)


                              Thomas W. Bark, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 326-7815
    ------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                 March 30, 2001
           ---------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /_/.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

CUSIP NO.   681936100                 13D                     Page 2 of 14 Pages
--------------------------------------------------------------------------------

 1     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Explorer Holdings, L.P.
--------------------------------------------------------------------------------

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                                    (b) /_/
--------------------------------------------------------------------------------

 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*
       OO
--------------------------------------------------------------------------------

 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                  /_/
--------------------------------------------------------------------------------

 6     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
 SHARES
 BENEFICIALLY            None
 OWNED BY         --------------------------------------------------------------
 EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                         16,774,720**
                  --------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                         None
                  --------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         16,774,720**
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       16,774,720**
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES/_/*
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       45.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**This amount includes (i) 1,000,000 shares of Series C Convertible Preferred stock previously reported by the Reporting Person, which are convertible into 16,000,000 shares of Omega's common stock and (ii) 48,420 shares of Series C Convertible Preferred Stock acquired by the Reporting Person on March 30, 2001, which are convertible into 774,720 shares of Omega's common stock.

CUSIP NO.   681936100                  13D                    Page 3 of 14 Pages
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Explorer Holdings GenPar, LLC
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                                    (b) /_/
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*
       OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     /_/
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
 SHARES
 BENEFICIALLY            None
 OWNED BY         --------------------------------------------------------------
 EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                         16,774,720**
                  --------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                         None
                  --------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         16,774,720**
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       16,774,720**
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES/_/*
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       45.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**This amount includes (i) 1,000,000 shares of Series C Convertible Preferred stock previously reported by the Reporting Person, which are convertible into 16,000,000 shares of Omega's common stock and (ii) 48,420 shares of Series C Convertible Preferred Stock acquired by the Reporting Person on March 30, 2001, which are convertible into 774,720 shares of Omega's common stock.

CUSIP NO.   681936100                  13D                    Page 4 of 14 Pages
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Hampstead Investment Partners III, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                     (b) /_/
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*
       OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or  2(e)                                   /_/
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
 SHARES
 BENEFICIALLY            None
 OWNED BY          -------------------------------------------------------------
 EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                         16,774,720**
                   -------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                         None
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         16,774,720**
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       16,774,720**
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES/_/*
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       45.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**This amount includes (i) 1,000,000 shares of Series C Convertible Preferred stock previously reported by the Reporting Person, which are convertible into 16,000,000 shares of Omega's common stock and (ii) 48,420 shares of Series C Convertible Preferred Stock acquired by the Reporting Person on March 30, 2001, which are convertible into 774,720 shares of Omega's common stock.

CUSIP NO.   681936100                  13D                    Page 5 of 14 Pages
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Donald J. McNamara
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                                    (b) /_/
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     /_/
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
 SHARES
 BENEFICIALLY            None
 OWNED BY          -------------------------------------------------------------
 EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                         16,774,720**
                   -------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                         None
                   -------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         16,774,720**
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       16,774,720**
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES/_/*
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       45.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**This amount includes (i) 1,000,000 shares of Series C Convertible Preferred stock previously reported by the Reporting Person, which are convertible into 16,000,000 shares of Omega's common stock and (ii) 48,420 shares of Series C Convertible Preferred Stock acquired by the Reporting Person on March 30, 2001, which are convertible into 774,720 shares of Omega's common stock.

CUSIP NO.   681936100                  13D                    Page 6 of 14 Pages
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Daniel A. Decker
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                                    (b) /_/
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or  2(e)                                 /_/
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
 SHARES
 BENEFICIALLY            None
 OWNED BY          -------------------------------------------------------------
 EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                         16,774,720**
                   -------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                         None
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         16,774,720**
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       16,774,720**
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES/_/*
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       45.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**This amount includes (i) 1,000,000 shares of Series C Convertible Preferred stock previously reported by the Reporting Person, which are convertible into 16,000,000 shares of Omega's common stock and (ii) 48,420 shares of Series C Convertible Preferred Stock acquired by the Reporting Person on March 30, 2001, which are convertible into 774,720 shares of Omega's common stock.

      This amendment amends and supplements the information set forth in the Statement on Schedule 13D filed on May 25, 2000 by (i) Explorer Holdings, L.P., a Delaware limited partnership ("HOLDINGS"), (ii) Explorer Holdings GenPar, LLC, a Delaware limited liability company and the general partner of Holdings ("GENERAL PARTNER"), (iii) Hampstead Investment Partners III, L.P., a Delaware limited partnership ("PARENT"), (iv) Donald J. McNamara, and (v) Daniel A. Decker, relating to securities of Omega Healthcare Investors, Inc., a Maryland corporation (the "COMPANY"). Holdings, General Partner, Parent and Messrs. McNamara and Decker are collectively referred to herein as Reporting Persons.

ITEM 1.  SECURITY AND ISSUER.

      This amendment relates to the Series C Convertible Preferred Stock, par value $1.00 per share (the "PREFERRED STOCK"), of the Company.

ITEM 5.  INTEREST IN SECURITY OF THE ISSUER.

      Item 5 is hereby amended and supplemented by adding thereto the following:

      (a) Each of the Reporting Persons beneficially owns 16,774,720 Shares, consisting of (i) 1,000,000 shares of Preferred Stock previously reported, which are convertible into 16,000,000 shares of common stock of the Company and (ii) 48,420 shares of Preferred Stock acquired by the Reporting Persons on March 30, 2001, which are convertible into 774,720 shares of common stock of the Company.

      (c) Holdings received 46,666 shares of Preferred Stock on March 30, 2001 as "paid-in-kind" dividends on the Preferred Stock for the period from August 1, 2000 to October 31, 2000. Holdings received 1,754 shares of Preferred Stock on March 30, 2001, which are convertible into 28,064 shares of common stock of the Company, in exchange for the delayed payment of the dividend described above.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

Exhibit 1: Powers of Attorney for the Reporting Persons (filed herewith).

                               Page 7 of 14 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct, and agrees that this Statement may be filed collectively on behalf of each of the undersigned by Explorer Holdings, L.P., Explorer Holdings GenPar, LLC, Hampstead Investment Partners III, L.P., Donald
J. McNamara and Daniel A. Decker.


Date:  April 10, 2001         EXPLORER HOLDINGS, L.P.


                              By:  Explorer Holdings GenPar, LLC,
                                    its General Partner


                                    By: /s/ Daniel A. Decker
                                       ---------------------------
                                          Daniel A. Decker
                                          Managing Member


                              EXPLORER HOLDINGS GENPAR, LLC


                              By: /s/ William T. Cavanaugh, Jr.
                                 ---------------------------------
                                    William T. Cavanaugh, Jr.
                                    Authorized Officer


                              HAMPSTEAD INVESTMENT PARTNERS III, L.P.


                              By:   Hampstead Investment Partners III
                                    GenPar, L.P., its General Partner


                                    By:         Hampstead GenPar III, LLC,
                                                its General Partner


                                    By: /s/ William T. Cavanaugh, Jr.
                                       -------------------------------
                                          William T. Cavanaugh, Jr.
                                          Authorized Officer

                                     /s/ Donald J. McNamara
                                    -----------------------------------
                                    Donald J. McNamara

                                     /s/ Daniel A. Decker
                                    -----------------------------------
                                    Daniel A. Decker

                               Page 8 of 14 Pages

                                  EXHIBIT INDEX


Exhibit 1: Powers of Attorney for the Reporting Persons (filed herewith).




                               Page 9 of 14 Pages

                                POWER OF ATTORNEY

                           Statements on Schedule 13D


      Explorer Holdings, L.P. (the "Company") hereby constitutes and appoints William T. Cavanaugh, Jr., Daniel A. Decker and Donald J. McNamara, and each of them, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on the Company's behalf any or all Statements on Schedule 13D, and any or all amendments thereto, relating to the capital stock of Omega Healthcare Investors, Inc. and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in fact or agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the promises, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.


                                    EXPLORER HOLDINGS, L.P.


                                    By:  Explorer Holdings GenPar, LLC,
                                          Its General Partner


                                          By: /s/ Daniel A. Decker
                                             --------------------------------
                                                Daniel A. Decker
                                                Managing Member



                               Page 10 of 14 Pages

                                POWER OF ATTORNEY

                           Statements on Schedule 13D


      Explorer Holdings GenPar, LLC (the "Company") hereby constitutes and appoints William T. Cavanaugh, Jr., Daniel A. Decker and Donald J. McNamara, and each of them, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on the Company's behalf any or all Statements on Schedule 13D, and any or all amendments thereto, relating to the capital stock of Omega Healthcare Investors, Inc. and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact or agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the promises, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.


                                    EXPLORER HOLDINGS GENPAR, LLC


                                    By: /s/ William T. Cavanaugh, Jr.
                                       ---------------------------------
                                          William T. Cavanaugh, Jr.
                                          Authorized Officer


                               Page 11 of 14 Pages

                                POWER OF ATTORNEY

                           Statements on Schedule 13D


      Hampstead Investment Partners III, L.P. (the "Company") hereby constitutes and appoints William T. Cavanaugh, Jr., Daniel A. Decker and Donald J. McNamara, and each of them, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on the Company's behalf any or all Statements on Schedule 13D, and any or all amendments thereto, relating to the capital stock of Omega Healthcare Investors, Inc. and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact or agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the promises, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.


                                 HAMPSTEAD INVESTMENT PARTNERS III, L.P.

                                 By:  Hampstead Investment Partners III
                                      GenPar, L.P., Its General Partner


                                      By:  Hampstead GenPar III, LLC,
                                          its General Partner


                                      By: /s/ William T. Cavanaugh, Jr.
                                         -------------------------------------
                                          William T. Cavanaugh, Jr.
                                          Authorized Officer



                               Page 12 of 14 Pages

                                POWER OF ATTORNEY


                           Statements on Schedule 13D


      The undersigned hereby constitutes and appoints William T. Cavanaugh, Jr. and Daniel A. Decker, and each of them, as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on the undersigned's behalf any or all Statements on Schedule 13D, and any or all amendments thereto, relating to the capital stock of Omega Healthcare Investors, Inc., and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact or agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the promises, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

                                       /s/ Donald J. McNamara
                                      --------------------------
                                          Donald J. McNamara



                               Page 13 of 14 Pages

                                POWER OF ATTORNEY

                           Statements on Schedule 13D


      The undersigned hereby constitutes and appoints William T. Cavanaugh, Jr. and Donald J. McNamara, and each of them, as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on the undersigned's behalf any or all Statements on Schedule 13D, and any or all amendments thereto, relating to the capital stock of Omega Healthcare Investors, Inc., and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact or agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the promises, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

                                     /s/ Daniel A. Decker
                                    --------------------------
                                          Daniel A. Decker


                               Page 14 of 14 Pages